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                                                                   EXHIBIT 11


                             Computation of Earnings Per Share
                   REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                             (In millions, except share data)




                                         Quarter Ended                Nine Months Ended
                                         September 30                   September 30
                                      1994         1993              1994         1993
                                  _______________________________________________________

Average shares outstanding         62,017,545   59,842,476        61,649,836   59,811,025
                                  =======================================================


Net income (loss)                      $62.0      $(28.0)            $52.8       $(83.5)
Less preferred stock dividends           9.1         -                25.0          -
                                  _______________________________________________________

Net income (loss) applicable
   to common stock                     $52.9      $(28.0)            $27.8       $(83.5)
                                  =======================================================



Net income (loss) per share            $0.86       $(0.47)           $0.45       $(1.40)
                                  =======================================================



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